U.S. Securities and Exchange Commission

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


          Date of Report (Date of earliest event reported): May 4, 2001
                                                            -----------


         FLORIDA                       000-29443                 65-0873132
(State or other jurisdiction          Commission              (I.R.S. Employer
----------------------------          ----------              ----------------
    of incorporation)                   File No.             Identification No.)



 Suite 108, 3611 S. Lindell Road, Las Vegas Nevada                  89103-1241
 -------------------------------------------------                  ----------
(Address of principal executive offices)                            (Zip Code)

 Registrant's telephone number, including area code  (702) 739-1769
                                                     --------------

              Suite 1400, 400 Burrard Street, Vancouver BC V6C 3G2
              ----------------------------------------------------
   (Former address and former fiscal year end, if changed since last report)




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ITEM 2 and 9. Acquisition or Disposition of Assets and Sales of Equity
              Securities Pursuant to Regulation S


On May 4, 2000, the Company entered into an agreement with the minority stockholders of Viva Gaming & Resort de Mexico, S.A. de C.V. ("Viva Mexico"), a Mexican corporation, to purchase their holdings of 1,785,000 shares of Viva Mexico's common stock representing a 35.7% interest for consideration of 2,550,000 restricted shares of the Company's common stock, valued at $2.38 per share. The Company currently owns 3,215,000 common shares of Viva Mexico representing a 65.3% interest and, with the effect of this acquisition, will increase its ownership in Viva Mexico to 100%.

The share consideration was payable to existing stockholders of Viva Mexico for their direct and indirect ownership interests in 1,785,000 shares of Viva Mexico. One of the selling shareholders of Viva Mexico is a director of Viva Mexico.

The purchasers had access to financial and other information about the Company and were afforded the opportunity to ask questions concerning the Company's operations and the terms and conditions of this transaction. The purchasers represented that they were acquiring the securities for investment purposes. The certificates evidencing the common shares will be issued containing a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption from registration. This transaction was exempt from the registration requirements of the Securities Act by reason of Section 4(2) of the Securities Act and the rules and regulations thereunder.


ITEM 7. Financial Statements, Pro Forma Financial Information

(a)    Not Applicable

(b)    Not Applicable

(c)   Exhibits         Description of Documents
      --------         ------------------------
       10.1              Acquisition Agreement



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                        Viva Gaming & Resorts Inc.
                                               (Registrant)




Date   May 17, 2001           By  /s/ Robert Sim
     --------------             ------------------------------------------------
                                (Robert Sim, Director and Chairman of the Board)